[LOGO OF CITIZENS FUNDS(R)]          Fundamentally Strong. Socially Responsible.

                           PROSPECTUS AUGUST 29, 2003



                       CITIZENS INTERNATIONAL GROWTH FUND



OVERVIEW                                                 Inside Front Cover

GOALS AND STRATEGIES                                                      1

MAIN RISKS TO FUND INVESTORS                                              1

PERFORMANCE                                                               2

FEES AND EXPENSES                                                         3

FINANCIAL HIGHLIGHTS                                                      4

OTHER POLICIES AND RISKS                                                  5

MANAGEMENT OF THE FUND
The Investment Adviser                                                    6
The Subadviser                                                            6

YOUR ACCOUNT
Procedures When Opening an Account                                        7
Classes of Shares                                                         7
How to Buy Shares                                                         8
How to Sell Shares                                                        8
Important Notice Regarding Delivery of Shareholder Documents             10
Investor Services                                                        11
Costs for Services                                                       11
Dividends and Distributions                                              11
Tax Information                                                          12

TO LEARN MORE                                                    Back Cover



The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

OVERVIEW

At Citizens Funds, we strive to deliver strong investment performance by investing in companies that we believe are fundamentally strong and socially responsible.

Our investment approach involves detailed fundamental investment analysis as well as research into the corporate responsibility of individual companies. We look for companies that protect human rights, have a history of environmental stewardship, and have strong employee and community relations. We examine the business practices of companies, including corporate governance records, and can reject companies that have poor governance policies. We avoid companies that are involved in the manufacturing of specific products that we consider harmful or irresponsible, such as alcohol, tobacco products, nuclear power and weaponry. We also avoid companies that lack diversity on their corporate boards or in senior management. Finally, we avoid companies that test on animals beyond what is required by law. Additional information on our investment approach, including social screening, can be found under Fundamental Social Research in the "Other Policies and Risks" section of this prospectus.

We believe our corporate behavior policies are both ethical and practical. In the long run, we believe financially strong companies that have good corporate behavior will also have superior financial performance compared to those that lack corporate responsibility.

We use a number of investment techniques to seek to control the inherent risk of the fund. We also examine and monitor the overall investment characteristics of the fund to seek to ensure that risk is controlled in a manner that is consistent with the fund's investment objective.


The fund is designed for long-term investors who are seeking capital appreciation through a portfolio of non-U.S. securities and who can accept the volatility associated with international stock investments. The fund and its risk profile are more fully described in the following pages.



If you have any questions about the fund and its investment performance or strategy, please call us at 800.223.7010 or visit www.citizensfunds.com.

CITIZENS INTERNATIONAL GROWTH FUND


GOAL             PORTFOLIO MANAGER                                                               STANDARD
-------------    ---------------------------------------------------------      ---------------------------
Seeks capital    Team Leader: Ben Kottler, CFA (since 3/02)                     TICKER SYMBOL    N/A
appreciation     Portfolio Manager and leader of the International Growth
                 Opportunities Strategy Team, SSgA Funds Management, Inc.       CUSIP NUMBER     174688 838
                 (since May 2001). Portfolio Manager, State Street Global
                 Advisors (since 2000). Former Senior European Analyst and      INCEPTION DATE   12/20/00
                 Portfolio Manager, Brown Brothers Harriman (1996 - 2000)



Main Strategies In managing the fund we invest mainly in equity securities of foreign companies of any size. These equities may include common stocks and forms of foreign equities that trade in U.S. dollars (such as American Depositary Receipts). We also have the ability to invest in Yankee bonds (dollar-denominated bonds issued by foreign issuers), preferred stocks, convertible bonds and U.S. stocks.



During normal market conditions, we will invest at least 65% of total assets in foreign stocks and will diversify holdings across at least five foreign countries, but typically, many more than that. To limit risk, we will not invest more than 25% of total assets in emerging markets (such as Russia, Malaysia and Pakistan). At times, in an effort to either take advantage of an opportunity or manage risk, we may invest comparatively heavy or light in a given economic sector (cluster of related industries), including higher-risk sectors such as technology.



The fund is actively managed, meaning that we continually seek to hold stocks that show attractive appreciation potential and eliminate those that do not. Using a growth approach to investing, we look for companies that display sustainable growth of earnings, innovative products, services or business strategies, and/or the potential to benefit from political or economic conditions.



We look for regions that offer the potential to benefit from growth prospects (such as growth of infrastructure or consumer demand), low presence or risk of economic imbalances (such as inflation, trade deficits or public debt), adequate liquidity within financial markets and the country's economy (including currency exchange), and sound government economic policies.



All holdings must meet our fundamental and social criteria by showing a high level of corporate responsibility and underlying business strength. In managing the fund we seek to avoid stocks or eliminate fund holdings if they fail our screening (or re-screening) criteria for social, environmental and corporate responsibility, if they have reached a target price, if their fundamental outlook has changed, or in order to adjust the fund's exposure to a certain sector or type of risk.



MAIN RISKS TO FUND INVESTORS


Foreign investing risks Foreign securities markets typically are less efficient and more volatile than U.S. securities markets, and may be more sensitive to political and economic events. Foreign economies and governments may be less mature and less stable than those in the U.S., may impose regulations on markets that are either excessive or inadequate, or may confiscate assets (through high taxation or nationalization, for instance). With foreign currencies, exchange controls and changes in exchange rates can affect the dollar value of these securities or the ability to realize that value, potentially widening investment losses on foreign securities or canceling out gains. With dollar-denominated securities, currency risks can still affect the dollar value of these securities. Foreign risks are greater in emerging markets than in developed markets.

Market risks As with any fund that invests in stocks or fixed-income securities, the value of your investment will go up and down depending on market conditions, and you could lose money if the fund's shares are worth less when you sell them than when you bought them. Stock and bond markets may react dramatically and unpredictably to political, regulatory, market or economic developments. In general, stocks are more volatile than bonds.

Small- and medium-sized company risks Because these companies tend to lack the diverse business lines, experienced management and extensive financial resources of larger firms, their stocks typically are riskier than those of larger firms. Also, because shares of some smaller companies may be thinly traded, they can be more volatile and less liquid, especially during unusual market conditions.

Sector and company risks To the extent that a fund invests in securities within a given sector, it is exposed to that sector's risks and opportunities. The fund could underperform the overall market or certain indices if it invests heavily in a sector that performs poorly or invests lightly in a sector that performs well. A sector's performance, over any period of time, may be quite different from that of the overall market. Certain sectors, such as technology, can be highly volatile because of such factors as rapid product obsolescence and intense competition. Similarly, the fund's investments in each stock represent exposure to that company's risks and opportunities, and fund performance could be hurt if the fund invests heavily in a company that performs poorly.

PERFORMANCE


The bar chart below shows the risk of investing in the fund by showing changes in the performance of Standard shares for the calendar years shown. All figures assume distributions were reinvested. Past performance is not an indication of future performance.


CITIZENS INTERNATIONAL GROWTH FUND  Annual total returns for the calendar years indicated

[CHART APPEARS HERE]

'01     -26.87%
'02     -19.81%


The Citizens International Growth Fund year-to-date return as of June 30, 2003, was 4.26%.

Best and Worst Quarterly Performance (during period shown above): Best quarter:
7.71%, Q4, '02 -- Worst quarter: -19.02%, Q3 '02

AVERAGE ANNUAL TOTAL RETURNS


The table below compares before-tax average annual total returns with after-tax average annual total returns and with one unmanaged market index for the periods shown. After-tax returns are shown for only Standard shares. After-tax returns are calculated using the highest historical individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold shares through tax-deferred arrangements, such as 401(k) plans or IRAs.


AVERAGE ANNUAL TOTAL RETURNS  As of December 31, 2002


                                                                           Since         Inception
                                                             1 year        Inception     Date
--------------------------------------------------------------------------------------------------
CITIZENS INTERNATIONAL GROWTH FUND
Standard shares (before taxes)                               -19.81%          -23.08%     12/20/00
Standard shares (after taxes on distributions)               -19.81%          -23.08%
Standard shares (after taxes on distributions and sale
 of shares)                                                  -12.16%          -17.93%
MSCI EAFE Index/1/                                           -15.94%          -17.79%/2/



/1/ An unmanaged index of foreign stocks that is an aggregate of 21 individual country indices that collectively represent many of the world's major markets.
/2/ Index comparison begins on the inception date of the Standard share class. Index performance reflects no deduction for fees, expenses or taxes.


FEES AND EXPENSES


The table that follows shows the costs you should expect to pay as a fund investor.

SHAREHOLDER FEES (paid directly from your investment in each fund)

Sales Charges                             None
Redemption Fees                              2%



ANNUAL OPERATING EXPENSES (deducted from fund assets)

                                                                                     Total
                                                                                     Annual
                                           Management   Distribution   Other         Operating
                                           Fees         (12b-1) Fees   Expenses/2/   Expenses
CITIZENS INTERNATIONAL GROWTH FUND
Standard shares                               1.05%        0.25%         1.20%         2.50%



/1/ Investors may be assessed a redemption fee of 2.00% on fund shares redeemed or exchanged within 60 days of their purchase. See "Excessive trading and redemption fee" later in this prospectus.
/2/ Other Expenses includes administrative and shareholder service fees. The shareholder service fee is based on the number of accounts.
     For information about the administration fee see the "The Investment Adviser" later in this prospectus.

Expense Example This example can help you compare the expenses of the fund to those of other funds. It assumes that operating expenses remain as described in the preceeding table. It also assumes that you invested $10,000, earned a 5% return each year, reinvested all dividends and distributions, and sold your shares at the end of each period. This is only an example. Actual expenses and returns will be different.



CITIZENS INTERNATIONAL
GROWTH FUND                One year    Three years     Five years     Ten years
-------------------------------------------------------------------------------
Standard shares            $    253    $       779     $    1,331     $   2,836


FINANCIAL HIGHLIGHTS


The Financial Highlights can help you understand the fund's performance since inception. Certain information reflects financial results for a single share. Total return figures show the percentage an investor would have gained or lost during each period, assuming reinvestment of all dividends and distributions. This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the fund's financial statements, is included in the annual report, which is available upon request (see back cover).



CITIZENS INTERNATIONAL GROWTH FUND              Period ended          Year ended          Year ended
    STANDARD SHARES                            June 30, 2001/1/      June 30, 2002       June 30, 2003
------------------------------------------------------------------------------------------------------
Net asset value, beginning of period           $       10.00         $        8.22      $         6.73

INVESTMENT ACTIVITES
Net investment income/loss                              0.04/2/              (0.02)/2/            0.01/2/
Redemption fee                                             -                  0.02                0.04
Net realized and unrealized gains/losses
 on investments and foreign currencies                 (1.82)                (1.49)              (0.66)
Total from investment operations                       (1.78)                (1.49)              (0.61)

DIVIDENDS TO SHAREHOLDERS
From net investment income                                 -                     -                   -
From net realized gains                                    -                     -                   -
Total dividends to shareholders                            -                     -                   -

Net asset value, end of period                 $        8.22         $        6.73      $         6.12
Total return (%)                                      (17.80)/3/            (18.13)              (9.06)

RATIOS AND SUPPLEMENTAL DATA
Net assets, end of period ($ x 1,000)          $       1,637         $       3,168      $        2,842
Ratio of expenses to average net assets,
 net of reimbursement (%)                               1.85/4/               1.85                1.85
Ratio of net investment income/loss
 to average net assets (%)                              0.86/4/              (0.23)               0.18
Ratio of expenses to average net assets,
 prior to reimbursement (%)                            17.47/4/               3.06                2.45
Portfolio turnover rate (%)                            39.88                158.84               90.26


/1/  Citizens International Growth Fund commenced operations on December 20,
     2000.
/2/  Based on average shares outstanding.
/3/  Not annualized.
/4/  Annualized.

OTHER POLICIES AND RISKS


Change in the fund's investment objective The fund may change its investment objective (goal) as long as the change is approved by the fund's trustees; the fund does not have to seek shareholder approval.



Fundamental Social Research Every security in the fund's portfolio is subject to our proprietary research, which revolves around a comprehensive, integrated analysis of all the factors -- fundamental and social -- that we believe affect a company's stock performance over time. Detailed financial analysis is conducted in tandem with a thorough check of each company's management practices and record of corporate responsibility. Our in-house research team examines specific variables seen as potentially contributing positively to investment performance, and/or decreasing investment risk. We believe that the rigorous application of both fundamental and social criteria results in a more thorough and effective evaluation of securities for inclusion in the fund.


     CITIZENS' SOCIAL CRITERIA

     EXCLUSIONARY
  .  Tobacco
  .  Alcohol
  .  Nuclear power
  .  Weapons production
  .  Lack of diversity
  .  Gambling

     QUALITATIVE
  .  Business practices and corporate governance
  .  Environmental performance
  .  Human rights
  .  Diversity and equal opportunity
  .  Labor and employee relations
  .  Community involvement
  .  Animal testing


Additional policies affecting the fund The following policies and risks apply to the fund:

..    The fund may invest in bonds and other debt securities. For these securities, we measure credit quality at the time we buy a security for a fund. We rely on ratings by recognized independent rating organizations, or, for unrated securities, our own credit analysis. When two independent ratings disagree, we may use the higher one. If a security's credit quality falls, we usually will sell the security unless we determine that it would better serve the fund's interest to keep it.



..    In order to have cash for processing shareholder and portfolio transactions and for paying operating expenses, the fund typically invests a portion of assets in cash equivalents, such as money market instruments or other high-quality, short-term, liquid obligations. Under special circumstances -- such as in order to reduce or avoid concentration in an industry or issuer, or because of unusual market conditions -- the fund may temporarily place up to 100% of net assets in cash equivalents, or may otherwise depart from its stated investment strategy. To the extent that the fund departs from its usual investment strategy, it increases the risk that it won't achieve its goal.



..    To a limited extent, the fund may invest in initial public offerings
(IPOs). IPOs may be especially volatile because they have no trading history, and information about their issuers may be limited. IPOs typically contribute more to fund performance when a fund is small, and less as it grows larger. IPOs may have significantly affected a fund's past performance, and may affect its future performance.



..    The fund may invest up to 25% of its assets in one or more Citizens money market funds.

Statement of Additional Information (SAI) Please note that there are many other factors which are not described herein, that could adversely affect an investment in the fund or prevent the fund from achieving its goals. More information about the strategy and risks of the fund appears in the Statement of Additional Information (SAI). To obtain an SAI, see the back cover of this prospectus. Investors should understand that the fund is not required to follow all of the investment techniques described in this prospectus or the SAI, and may not invest in all permitted types of securities.


MANAGEMENT OF THE FUND

THE INVESTMENT ADVISER


The investment adviser for the fund is Citizens Advisers, Inc., 230 Commerce Way, Portsmouth, NH, 03801. Citizens Advisers has served as investment adviser to funds in the Citizens Funds family since 1982. Citizens Securities, Inc., a subsidiary of Citizens Advisers, serves as Citizens Funds' distributor. Citizens Funds, Citizens Advisers and Citizens Securities are not affiliated with any bank.



As the investment adviser, Citizens Advisers has overall responsibility for the management of the fund's portfolio and, as a result, determines which companies meet the fund's fundamental and social criteria.



At its own expense, Citizens Advisers has engaged a subadviser to handle the day-to-day management of the fund, as described herein. Citizens Advisers has ultimate responsibility (subject to oversight by the fund's Board of Trustees) to oversee the subadviser and recommend its hiring, termination and replacement.



Citizens Advisers also is responsible for a wide variety of administrative duties for the fund under a separate administrative and shareholder services contract that provides for reimbursement of out-of-pocket expenses, as well as fees for services rendered. Citizens Advisers performs some of these services directly and subcontracts with third parties for others.



Fees paid to the adviser/1/ As payment for providing the fund with investment advisory and administrative services, Citizens Advisers received the following fee, after waivers and/or reimbursements, from the fund during the most recent fiscal year: 0.55% (% of average net assets).



/1/ The administrative service fee currently is 0.15% of the average annual net assets of the fund. The fees in the above paragraph reflect a 0.10% administrative service fee.


THE SUBADVISER


Since October 17, 2001, SSgA Funds Management, Inc. (SSgA) has been the subadviser for the fund. SSgA is the successor to the mutual fund investment operations of State Street Global Advisors, which was established in 1978 as a division of State Street Bank and Trust Company. SSgA is a wholly-owned subsidiary of State Street Corporation. SSgA is located at One Lincoln Street, Boston, Massachusetts. As of June 30, 2003, State Street Corporation and its subsidiaries had over $902 billion in assets under management.



Fees paid to the subadviser Citizens Advisers pays the subadviser for its services in handling the day-to-day management of the fund.



Potential changes in subadvisory relationships The fund has obtained an exemptive order from the SEC that allows the fund, with the approval of the fund's trustees but normally without shareholder approval to:

..    hire an additional or replacement subadviser
..    change the terms of subadvisory agreements

..    continue to employ subadvisers after an event (such as an acquisition of a subadviser) that otherwise would cause an automatic termination of a subadvisory agreement



If a subadviser were added or changed for the fund without shareholder approval, the prospectus would be revised and shareholders of the fund would be notified.


YOUR ACCOUNT

PROCEDURES WHEN OPENING AN ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires financial institutions to obtain, verify and record information that identifies each person who opens an account. Therefore, when you open an account, you'll need to provide your name, address, date of birth, and other information that will allow us to identify you.

CLASSES OF SHARES


As noted in the fund description, the fund offers only one share class. The fund is no-load, meaning that it has no sales charges. However, you may be assessed a fee for redemptions or exchanges from the International Growth Fund within 60 days of purchase.



                                            STANDARD
                                            SHARES

Minimum initial investment and balance      $2,500 for regular accounts;
                                            $1,000 for IRA, Uniform
                                            Gifts to Minors Act/Uniform
                                            Transfers to Minor Act
                                            (UGMA/UTMA) and Automatic
                                            Investment Plan (AIP) accounts

Minimum additional investment               $50 for all accounts, including
                                            Automatic Investment Plans (AIP)

Distribution (12b-1) fee                    0.25% of average net assets annually



Standard shares are designed for individual investors. The details of the share class are described below.



Distribution fees Under the fund's Distribution Plan, Standard shares pay fees to Citizens Securities and others who provide distribution or administration services to the fund. These services may include advertising, marketing and commissions to outside brokers. Because these fees are paid out of fund assets on an ongoing basis, over time they will increase the cost of your investment and may cost you more than paying other types of sales charges.



Policies for accounts with below-minimum balances If your balance falls below the minimum for your share class (as noted above), the fund may take certain steps to address the situation:



..    Standard shares: The fund may charge you $20 a year when your balance is below the minimum. If you fail to bring your balance up to the minimum level, the fund may give you 30 days' notice to do so, and if you do not, the fund may close your account and mail you the proceeds. This policy also applies to inactive Automatic Investment Plan accounts.

HOW TO BUY SHARES

Buying shares directly To open a new account, simply send in a completed account application and your payment. All applications and forms are available online at www.citizensfunds.com, or by calling 800.223.7010. When buying shares in an existing account, you may pay by check. Also, by going online (at the address above) or speaking with a shareholder services representative, you can purchase shares by exchanging from another Citizens fund, by wire, or electronically from a pre-designated bank account through the Automated Clearing House (ACH). All checks must be made payable to "Citizens Funds"; we cannot accept money orders, credit card checks, and checks that are payable to anyone else and signed over to us (third-party checks). We do accept foreign checks that are payable in U.S. dollars, but shares that are purchased with these checks may be held in escrow for at least 20 days. When redeeming shares recently purchased by check or through the ACH, proceeds will not be made available to you until we collect payment on your purchase. This may take up to 15 days after the original purchase date.


Buying shares through a broker-dealer Many broker-dealers offer fund shares, in some cases as part of a fee-based investment program. For investors who prefer to invest with the guidance of a financial professional, buying shares through a broker-dealer may be the preferred choice. Due to the services broker-dealers offer, you may pay more in fees when investing through a broker-dealer.


HOW TO SELL SHARES

Selling shares by phone We offer a Telephone Exchange and Redemption option on your account application. Under this option, you can call and tell us how much you want to sell (redeem). In most circumstances, you can sell as much as $100,000 in shares this way.


If you select the Telephone Exchange and Redemption option, you should be aware it may increase the risk of error or fraud. For added security, you may provide us with a Personal Identification Number (PIN), which must be verified before any telephone transaction (including balance inquiries) can be processed. For your protection, we record all telephone calls. As long as we follow these precautions and we reasonably believe that the instructions we receive are authorized, Citizens Funds, the fund's investment adviser and the fund's transfer agent will not be responsible for any losses that result.


During periods of unusual market activity, severe weather or other abnormal circumstances, it may be hard to reach us by telephone. In these cases, please consider conveying your instructions using the "Account Access" section at www.citizensfunds.com, through our automated phone service, or in writing.

Selling shares online or by automated phone service When you sign up for and have activated your Telephone Redemption and Exchange option, you automatically have the ability to send orders to sell shares online at www.citizensfunds.com or by calling our automated phone service at 800.223.7010.

Selling shares in writing Any order to sell shares can be sent to us in writing at any time. Certain types of orders can only be accepted in writing, and must have a Medallion Signature Guarantee (see page 9). These include all orders to sell shares that are worth more than $100,000; all exchanges between accounts that do not have identical titles; all orders to sell shares in accounts whose name or address has been changed within the last 30 days; all orders to sell shares where the proceeds are being sent to a different address than the one on the account; and at our discretion, any other order.

Selling shares through a broker-dealer You may sell your shares through participating broker-dealers (who may charge a fee for this service). Some broker-dealers have arrangements with Citizens Funds that allow them to place orders to sell shares by phone or electronically. If you bought your shares through a broker-dealer or other intermediary, you may need to sell them through that same entity.

Proceeds from selling shares When you sell shares, you have a choice of how you receive the proceeds. You can transfer the money into a different account at Citizens Funds, have a check mailed to you, or have the money electronically transferred into a pre-designated bank account. An electronic transfer using the Automated Clearing House (ACH) usually takes three days. Federal Funds wire service is typically credited on the next business day, but you will be charged a $10 fee to send a wire transfer to a U.S. bank. Your financial institution may charge a fee to receive ACH or wired funds. Proceeds normally go out the next business day after we receive a request in good order. You will earn dividends up through the date we receive your redemption request.

We reserve the right to wait up to seven business days before paying the proceeds when you sell shares. However, if you are selling shares that you recently bought, the proceeds may be delayed until your investment clears; this may take up to 15 days from the date of purchase. Under these circumstances, we will reject your order to sell shares and you must resubmit a request in good order to sell shares.

Medallion Signature Guarantees A signature guarantee is evidence that the signature on your written order is genuine. These are available from most banks, credit unions and broker-dealers, but you cannot get one from a notary public. Not all written orders need a signature guarantee, but to avoid delays, it's a good idea to obtain a Medallion Signature Guarantee for all written orders to sell shares. Questions? Call 800.223.7010.

In addition to the types of orders described above, certain changes to your account need a Medallion Signature Guarantee, including:

..    any change to your account title
..    adding or changing your pre-designated wire or Automated Clearing House
     (ACH) instructions
..    setting up or changing a systematic withdrawal plan or AIP

We may require further documentation from corporations, fiduciaries, retirement plans or institutional investors.


The fund's business hours The fund is open for business each day the New York Stock Exchange (NYSE) is open. You may buy or sell shares on any business day. The fund calculates the value of its shares immediately following the close of the NYSE. The NYSE typically closes at 4 p.m. (ET), but on occasion may close earlier.



How the fund prices its shares To calculate the fund's share price, or Net Asset Value (NAV), we add up the fund's assets, subtract its liabilities, and then divide by the number of shares outstanding.



We generally use market prices to value securities. Debt securities maturing within 60 days are normally valued at amortized cost, which is approximately equal to market value and is described in the Statement of Additional Information. If a market quotation for a given security is unavailable, or if the adviser or the fund's subadviser believes an available quote does not accurately reflect the current value of a security, the adviser will fair value that security in good faith, using the policies established by the fund's Board of Trustees.



Cost of shares when you buy or sell When you buy shares in the fund, your transaction will go through at the next share price calculated for the fund after we receive your payment. When you sell shares in the fund, your transaction will go through at the next share price calculated for the fund after your redemption request, in proper form, has been received.


Timing of orders placed through broker-dealers If you place an order with one of our authorized broker-dealers, or their intermediaries, we will consider the order to have been accepted by us at the time it is accepted by them.

CONTACTING US WITH YOUR ORDERS

REGULAR U.S. MAIL                       WIRE TRANSFERS

Citizens Funds                          Citizens Funds
PO Box 182456                           c/o Fifth Third Bank
Columbus, OH 43218-2456                 38 Fountain Square Plaza
                                        Cincinnati, OH 45263

OVERNIGHT OR                            Routing Number: 042000314
EXPRESS DELIVERY

Citizens Funds                          A/C Number: 999-44-975
3435 Stelzer Road
Columbus, OH 43219                      For further credit: Your name, account
                                        number, and the name or number of the
                                        fund you wish to invest in.

TELEPHONE

800.223.7010


Redemption in kind The fund will normally redeem shares for cash, but when the redemption is for more than $250,000, the fund may honor some or all of the redemption price with portfolio securities, which may cost a shareholder money in order to convert into cash. You should be aware that you may have to pay taxes when you redeem shares.



Exchange privilege You may exchange at any time from one Citizens fund to another. Simply call or write with your request. Keep in mind that the investment minimums and minimum balance requirements still apply with all exchanges. Because excessive trading can lower the fund's performance and harm other shareholders, we reserve the right to suspend or terminate (with advance notice) the exchange privilege of any investor who makes excessive use of the privilege, which we define as more than five exchanges within a one-year period.



We may also restrict or refuse exchanges that appear to us to be part of a pattern of "market timing" or other simultaneous orders affecting significant portions of the fund's assets. Shareholders who abuse the exchange privilege may lose their exchange privileges or have their account closed. If you lose your exchange privileges, you can still keep or sell your shares.


We also reserve the right to close your account for any lawful reason, including, but not limited to, reasonable suspicion of fraud or other illegal activity in connection with the account.


Excessive trading and redemption fee We reserve the right, at our discretion, to suspend the offering of shares of the fund and to reject any purchase request -- including exchanges from other funds -- that we regard as disruptive to the efficient management of the fund. Because excessive trading can lower the fund's performance and harm other shareholders, we may reject purchase requests that appear to us to be part of a pattern of "market timing." In addition, the fund charges a redemption fee of 2% (paid to the fund) on shares of the fund redeemed or exchanged within 60 days of purchase. The fee does not apply to (1) shares purchased through the reinvestment of dividends or other distributions, (2) redemptions by the fund of accounts with below-minimum balances, (3) redemptions due to shareholder death or disability, or (4) certain omnibus accounts and retirement plans.


IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS


Householding To reduce expenses, we may mail only one copy of the fund's prospectus and each annual and semi-annual report to those addresses shared by two or more accounts. If you wish to receive individual copies of these documents, please contact us at 800.223.7010, or if your shares are held through a broker or financial institution, please contact them directly. We will begin sending you individual copies 30 days after receiving your request.


INVESTOR SERVICES

As part of our commitment to your success, we offer a full range of investor services, including tax-advantaged retirement plans and educational saving accounts, automated investment plans, systematic withdrawal plans, and investment through payroll deduction. For details on these and other shareholder services, visit www.citizensfunds.com or call 800.223.7010.

COSTS FOR SERVICES

The following table outlines most of the fees associated with our services, account activity and maintenance.


Redemption fee                          2%*
Below minimum balance fee               $20 per year per fund/account
Annual retirement account maintenance   $10 per fund/account, to a maximum of
 fee                                    $20 (waived for total IRA/403b balances
                                        of $25,000 and higher, and total account
                                        balances of $50,000 and higher).
Close IRA account                       $15 per fund/account
Returned purchase (wire, ACH or check)  $20
Send wire transfer (U.S.)               $10
Send wire transfer (foreign)            $40
Returned debit (ACH)                    $20
Duplicate statements, checks and tax    Your most recent statement is
 forms                                  available for free via automated phone
                                        line request; documents dating back to
                                        01/01/00 are $2 per piece; prices vary
                                        on documents for periods prior to
                                        01/01/00.

*You may be assessed a redemption fee of 2% if you redeem or exchange shares within 60 days after investing in the fund.


DIVIDENDS AND DISTRIBUTIONS


The fund intends to distribute substantially all of its net investment income and capital gains to shareholders each year.



Normal frequency of dividends and distributions Distributions of capital gains (both long-term and short-term) and investment income normally are declared and paid once a year. The fund won't declare a dividend or distribution if it has no net income or capital gains, and may make additional distributions at any time if tax considerations make it necessary.


Receiving your dividends and distributions You can receive your dividends and distributions in one of four ways: automatically reinvested in additional shares of the fund; automatically invested in another Citizens fund of your choice; sent to you by check; or electronically transferred to your bank account (via
ACH).


Unless you instruct us otherwise, your account will be set up for automatic reinvestment. Your dividends and distributions will be used to buy additional shares of the fund at the NAV calculated on the date the dividends or distributions are paid. Information regarding dividends and other distributions will be included on your statement.

Note regarding "lost shareholders" In the event that mail sent to the address on your account is returned by the post office as "undeliverable" and you have elected to have your account dividends and/or distributions paid in cash, the fund reserves the right to change the payment options on your account to "reinvest." In such event, returned checks and subsequent fund distributions would be reinvested in additional fund shares within your account. In order to change your distribution options back to "cash," we would need to receive your instructions to do so in writing.


TAX INFORMATION

The following discussion generally describes the tax considerations pertinent to a fund investor who is an individual taxpayer. These considerations may not be relevant if you are investing through a tax-deferred account such as an IRA, SEP IRA or 401(k) account. Because each investor's tax situation is unique, we suggest that you consult your tax adviser for further information.

Taxability of dividends and distributions You generally will be subject to federal income tax (and any state or local taxes) on the distributions you receive from the fund, regardless of whether you take them in cash or reinvest them in additional shares.


Distributions of net capital gains (i.e. the excess of net long-term capital gain over net short-term capital loss) are generally treated as long-term capital gains for federal tax purposes. Distributions from "qualified dividend income" (generally, income derived from dividends from U.S. corporations and certain foreign corporations) are generally treated as qualified dividend income, which is taxed at reduced rates for non-corporate shareholders. Other distributions are generally taxable as ordinary income. Each January, to the extent we are required by applicable law, we will send you a statement that describes the federal tax status of the dividends and distributions paid to you during the previous calendar year.



"Buying a dividend" If you purchase shares just before the fund makes a distribution, you will pay the full purchase price for the shares and then effectively receive a portion of the purchase price back as a taxable distribution. This is known as "buying a dividend." If you wish to avoid this, you may want to check to see when the fund's next anticipated distribution is. This is not a concern for investments made through tax-deferred accounts.


Tax on dispositions of fund shares Redeeming (selling) fund shares and exchanging them for shares of another Citizens fund generally are considered taxable events. Depending on how much you paid for the shares you are selling or exchanging, you may have a gain or loss on the transaction. You are responsible for any tax liabilities generated by your transactions. This is not a concern for shares held in tax-deferred accounts.


Federal income tax withholding If you are neither a citizen nor a resident of the United States, the fund will withhold U.S. federal income tax at the rate of 30% on taxable dividends and other payments that are subject to such withholding. You may be able to arrange for a lower withholding rate under an applicable tax treaty if you supply the appropriate documentation required by the fund. The fund is also required in certain circumstances to apply backup withholding at the rate of 28% on taxable dividends, redemption proceeds and certain other payments that are paid to any shareholder (including a shareholder who is neither a citizen nor a resident of the United States) who does not furnish to the fund certain information and certifications or who is otherwise subject to backup withholding. Backup withholding will not, however, be applied to payments that have been subject to the withholding tax on shareholders who are neither citizens nor residents of the United States described in this paragraph.

[LOGO OF CITIZENS FUNDS(R)]             800.223.7010
                                        www.citizensfunds.com


TO LEARN MORE

Additional documents are available that can help you learn more about the fund:

Statement of Additional Information (SAI) -- contains more detailed information about the management and operations of the fund. The SAI is incorporated by reference into this prospectus (meaning it is legally part of it).

Annual and Semi-Annual Reports to Shareholders -- issued every six months, shareholder reports contain performance figures and discussions of the market conditions and investment strategies that significantly affected the fund's performance during the report period.

You can receive a copy of the fund's current SAI and shareholder report without charge by calling 800.223.7010 or by visiting our web site at www.citizensfunds.com.

Information about the fund, including the current SAI and shareholder report for the fund, is also available from the SEC through a variety of methods. You can:

..    find them on the Edgar Database of the SEC Internet site at
     http://www.sec.gov
..    have copies sent to you (after paying a copying fee) by writing to the
     SEC's Public Reference Section, Washington, D.C. 20549-0102, or by electronic request to publicinfo@sec.gov
..    view and copy them in person at the SEC's Public Reference Room in
     Washington, D.C.; for more information, call 202.942.8090



Citizens Funds are available through such popular mutual fund supermarkets as Charles Schwab's Mutual Fund OneSource(R) and Fidelity Investments FundsNetwork(R).

Citizens Funds(R) is a registered trademark of Citizens Advisers, Inc.

Transfer and Dividend Paying Agent: BISYS, 3435 Stelzer Road, Columbus, OH 43219

(C)2003 Citizens Advisers, Inc.

SEC File No. 811-3626


[RECYCLED LOGO] Printed on recycled paper with soy-based inks.     INT-PROS 8/03